EXHIBIT 11


                          Independent Auditors' Consent



The Board of Trustees of
         The Flex-funds, Mutual Fund Portfolio,
         Growth Stock Portfolio, Bond Portfolio
         and Money Market Portfolio:

We consent to the use of our reports included herein dated February 19, 1999 on the financial statements of The Flex-funds (comprising The Muirfield, Highlands Growth, U.S. Government Bond and Money Market Funds), Mutual Fund Portfolio, Growth Stock Portfolio, Bond Portfolio and Money Market Portfolio as of December 31, 1998 and for the periods indicated therein and to the references to our firm under the headings "Financial Highlights" in each prospectus and "Auditors" in the Statements of Additional Information.

                                                  KPMG LLP




Columbus, Ohio
April 30, 1999